As filed with the Securities and Exchange Commission on March 31, 1995
                                      Registration No. 33-

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                                 FORM S-3
                          REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933

                           SDNB FINANCIAL CORP.
          (Exact name of registrant as specified in its charter)

                California                         95-3725079

             (State or other                     (I.R.S. Employer
             jurisdiction of                     Identification
             incorporation or                        Number)
              organization)

1420 Kettner Boulevard
San Diego, California  92101
(619) 233-1234

(Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

Murray L. Galinson
President and Chief Executive Officer
1420 Kettner Boulevard
San Diego, California  92101
(619) 233-1234

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:
  Lawrence M. Sherman, Esq.          Theodore G. Johnsen, Esq.
  Sherman & Eggers                   Arnold & Porter
  350 West Ash Street, Suite 1100    777 South Figueroa Street
  San Diego, California  92101       Los Angeles, California  90017-2513
  (619) 338-4900                     (213) 243-4000

     Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration
Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. []

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. []



                                       CALCULATION OF REGISTRATION FEE

Title of class                               Proposed maximum    Proposed maximum
of securities               Amount to         offering price    aggregate offering      Amount of
to be registered          be registered      per security<F1>        price<F1>       registration fee
Common Stock
 (no par value)              769,582               $4.34            $3,339,986          $1,151.72

Subscription Rights
to purchase Common Stock     769,582               (2)<F2>            (2)<F2>              None

<F1>
(1)  Estimated solely for the purpose of calculating the registration fee.
<F2>
(2)  No separate consideration will be received for the Subscription Rights.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                           SDNB FINANCIAL CORP.

                          CROSS REFERENCE SHEET

                          Pursuant to Item 501(b)

          Item Number and                Location or
          Caption                        Heading
          in Form S-3                    in Prospectus

    1.    Forepart of Registration       Facing Page and Cross-
          Statement                      Reference Sheet of
          and Outside Front Cover        Registration Statement and
          Page of                        Cover Page of
          Prospectus.                    Prospectus.

    2.    Inside Front and Outside       Inside Front and Outside
          Back Cover                     Back Cover
          Pages of Prospectus.           Pages of Prospectus.

    3.    Summary Information, Risk      Prospectus Summary; Special
          Factors                        Considerations.
          and Ratio of Earnings to
          Fixed
          Charges.
    4.    Use of Proceeds.               Use of Proceeds.

    5.    Determination of Offering      The Subscription Offering -
          Price.                         Determination
                                         of Subscription Price and
                                         Fairness Opinion.

    6.    Dilution.                      Special Considerations -
                                         Dilution.

    7.    Selling Security Holders.                   *

    8.    Plan of Distribution.          Plan of Distribution.

    9.    Description of Securities      Incorporation of Certain
          to be                          Documents by
          Registered.                    Reference; The Subscription
                                         Offering;
                                         Description of Capital
                                         Stock.

    10.   Interests of Named                          *
          Experts and
          Counsel.

    11.   Material Changes.                           *

    12.   Incorporation of Certain       Incorporation of Certain
          Information                    Documents by
          by Reference.                  Reference.

    13.   Disclosure of Commission                    *
          Position on
          Indemnification for
          Securities Act
          Liabilities.
   _____________________________
   *  Omitted as not applicable.

                        SDNB Financial Corp.

                             PROSPECTUS

                   769,582 Shares of Common Stock
                           (no par value)

  SDNB Financial Corp. (the "Company") is hereby offering (the "Subscription Offering") up to 769,582 shares of its common stock, no par value ("Common Stock"), to holders of record of its Common Stock (the "Shareholders") at the close of business on April 20, 1995
(the "Record Date"), pursuant to transferable subscription rights (the "Basic Subscription Rights" and, together with the Oversubscription Rights (as defined below), the "Subscription Rights"). The subscription price is $4.34 per share (the "Subscription Price"). Holders of Subscription Rights, including transferees of Shareholders (collectively, the "Rights Holders" and, together with the Shareholders, the "Holders"), will be able to exercise their Subscription Rights until 5:00 p.m., New York time, on _____________, 1995 (such date, as it may be extended by the Company, being the "Expiration Date"), subject to extension at the option of the Company to a date not later than __________________, 1995. See "THE SUBSCRIPTION OFFERING." After the Expiration Date, the Subscription Rights will no longer be exercisable to purchase shares of Common Stock.

  For each two shares of Common Stock held of record as of the close of business on the Record Date, a Shareholder will receive one Basic Subscription Right. No fractional Basic Subscription Rights will be issued by the Company. The number of Basic Subscription Rights distributed by the Company to each Shareholder will be rounded up to the nearest whole number. Each Rights Holder will have the right to purchase one share of Common Stock for each Basic Subscription Right. Rights Holders are entitled to subscribe for all, or any portion of, the shares of Common Stock underlying their Basic Subscription Rights. Each Rights Holder who is not a participant in the San Diego National Bank Deferred Savings Plan and who subscribes for the full number of shares of Common Stock underlying the Basic Subscription Rights held by such Rights Holder on the date of exercise and evidenced by a Subscription Warrant will have the right to subscribe for additional shares of Common Stock that are not subscribed for by other Rights Holders pursuant to their Basic Subscription Rights (the "Oversubscription Rights"). See "THE SUBSCRIPTION OFFERING - Oversubscription Rights" and "SPECIAL CONSIDERATIONS - Principal Shareholder." No minimum amount of proceeds is required for the Company to consummate the Subscription Offering.

  The Common Stock is traded on the NASDAQ National Market System (the "NASDAQ/NMS") under the symbol "SDNB" and, on March 29, 1995, the reported closing bid price of the Common Stock was $3.50. See "MARKET PRICE AND DIVIDENDS ON THE COMMON STOCK." The Basic Subscription Rights will be tradable on the NASDAQ/NMS under the symbol "SDNBR" until the end of trading on the NASDAQ/NMS on the Expiration Date. However, there has been no prior market for the Basic Subscription Rights and no assurance can be given that a market will develop.
See "THE SUBSCRIPTION OFFERING - Transferability of Basic
Subscription Rights."

     HOLDERS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER
                      "SPECIAL CONSIDERATIONS."
                          _______________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
         REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                          _________________

    THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT
          INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION,
        THE BANK INSURANCE FUND, OR ANY OTHER GOVERNMENTAL AGENCY.

             Subscription   Underwriting Discounts    Proceeds to
                Price          and Commissions(1)     the Company(2)

Per share       $4.34                None                $4.34

Total         $3,339,986             None              $3,339,986

(1) See "THE SUBSCRIPTION OFFERING - Determination of Subscription Price and Fairness Opinion" for information with respect to financial advisory fees payable by the Company.
(2)  Before deducting expenses payable by the Company estimated at
 $350,000.
                        _______________________

  The Common Stock is being offered directly to Rights Holders by the Company and is not the subject of any underwriting agreement. See "PLAN OF DISTRIBUTION." It is expected that delivery of the shares of Common Stock will be made as soon as practicable after the Expiration Date.
                         _______________, 1995

                         AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Regional Offices at 5670 Wilshire Boulevard, Los Angeles, California 90036, Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") relating to the shares of Common Stock that may be issued to Rights Holders. This Prospectus does not contain all of the information set forth in the Registration Statement and exhibits thereto that the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made.

            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Incorporated by reference in this Prospectus are the following documents filed by the Company with the Commission pursuant to the Exchange Act:

     (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1994; and

     (b) the description of the Common Stock in the Company's registration statement filed under the Exchange Act with respect to the Common Stock, including any amendments and reports filed for the purpose of updating such description.

     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date such documents are filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the information incorporated herein by reference other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such information). Written or oral requests should be directed to SDNB Financial Corp., 1420 Kettner Boulevard, San Diego, California 92101,
Attention: Howard W. Brotman, telephone (619) 233-1234, ext. 717.

                          PROSPECTUS SUMMARY

     The following summary does not purport to be complete and is qualified in its entirety by the more detailed information, including consolidated financial statements, appearing elsewhere, or incorporated by reference, in this Prospectus.

                             The Company

     SDNB Financial Corp. (the "Company") is a registered bank holding company organized in 1982. The Company's principal subsidiary is San Diego National Bank, San Diego, California (the "Bank"), a national banking association organized in 1981, the deposits of which are insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation (the "FDIC") up to applicable limits. Through the Bank, the Company provides general commercial banking services.
The Bank's assets comprise virtually all of the consolidated assets of the Company. At December 31, 1994, the Company had consolidated assets of approximately $173 million, consolidated liabilities of approximately $164 million (which includes total deposits through the Bank of approximately $138 million), and shareholders' equity of approximately $9 million. The Company's principal executive office is located at 1420 Kettner Boulevard, San Diego, California 92101, and its telephone number is (619) 233-1234. See "THE COMPANY."

                       The Subscription Offering

Shares Offered Hereby          Up to 769,582 shares of Common Stock.

Subscription Price             $4.34 per share of Common Stock.

Special Considerations         See "SPECIAL CONSIDERATIONS"
                               for a discussion of certain important
                               factors to be considered by Holders.

Basic Subscription Rights      For each two shares of
                               Common Stock held of record as of the
                               close of business on April 20, 1995,
                               1995 (the "Record Date"), a Shareholder
                               will receive one Basic Subscription
                               Right.  The number of Basic Subscription
                               Rights distributed by the Company to each Shareholder will be rounded up to the nearest whole number. Each Rights Holder will have the right to purchase one share of Common Stock for each Basic
                               Subscription Right.  Rights Holders are
                               entitled to subscribe for all, or any
                               portion of, the shares of Common Stock
                               underlying their Basic Subscription
                               Rights.  Basic Subscription Rights will
                               be evidenced by Subscription Warrants.

Oversubscription Rights        Each Rights Holder who
                               subscribes for the full number of shares of Common Stock underlying the Basic
                               Subscription Rights held by such Rights
                               Holder on the date of exercise and
                               evidenced by a Subscription Warrant will have the right to subscribe for additional shares of Common Stock that are not subscribed for by other Rights
                               Holders pursuant to their Basic
                               Subscription Rights.  Basic Subscription
                               Rights held by the San Diego National
                               Bank Deferred Savings Plan (the "Plan")
                               shall not be eligible for
                               Oversubscription Rights due to the
                               prohibited transaction rules of the
                               Internal Revenue Code and the Employee
                               Retirement Income Security Act of 1974.
                               There can be no assurance that any shares of Common Stock will be available to satisfy in whole or in part a Rights
                               Holder's request to subscribe for shares in excess of the shares underlying such Rights Holder's Basic Subscription
                               Rights.  Oversubscription Rights are
                               exercisable by all Rights Holders, other than the Plan, including transferees of Shareholders. See "THE SUBSCRIPTION
                               OFFERING - Oversubscription Rights."

Proration of
 Oversubscription Rights       If there are shares
                               available for sale pursuant to the
                               exercise of Oversubscription Rights and
                               the number of such shares is not
                               sufficient to satisfy in full all
                               subscriptions submitted pursuant to such requests, the available shares of Common
                               Stock will be allocated among the Rights
                               Holders who exercise Oversubscription
                               Rights pro rata based upon the number of Basic Subscription Rights held by each such Rights Holder on the Expiration
                               Date.

Principal Shareholder          On January 31, 1995, two
                               limited partnerships, of which WHR
                               Management Corp. is the general partner
                               (the two limited partnerships and WHR
                               Management Corp. are referred to herein, collectively, as "WHR"), agreed to purchase 510,121 shares of the Company's
                               Common Stock (the "Private Placement").
                               The 510,121 shares issued to WHR
                               constitute 24.9% of the Company's
                               outstanding Common Stock after such
                               issuance (without taking into
                               consideration shares to be issued in this Subscription Offering). WHR also agreed to purchase an additional 255,193 shares of Common Stock at $4.34 per share, for an aggregate purchase price of
                               $1,107,538, if the Subscription Offering is fully subscribed, or such lesser amount so that after such purchase WHR will hold an aggregate of 24.9% of the outstanding Common Stock of the Company, taking into account the shares issued in the Subscription Offering. WHR does not have the right to participate in this Subscription Offering.

Use of Proceeds                The net proceeds from the
                               sale of the Common Stock will be used for general corporate purposes, which may include investments in or extensions of credit to the Company's subsidiaries, the reduction of existing debt, and financing of possible future acquisitions of other banking institutions or related businesses.

Shares Currently
 Outstanding                   2,048,485 shares of Common
                               Stock, at [day before the effective
                               date], 1995.

Subscription Agent             The Subscription Agent is
                               American Stock Transfer & Trust Company
                               (the "Subscription Agent").  See "THE
                               SUBSCRIPTION OFFERING - Subscription
                               Agent" for addresses and information
                               relating to the delivery of Subscription
                               Warrants and the payment of the aggregate
                               Subscription Price.

Information Agent              The Information Agent is
                               Western Financial Corporation.  The
                               Information Agent's toll-free telephone
                               number is (800) _____________.

Method of Exercising
 Subscription Rights           Basic Subscription Rights
                               and Oversubscription Rights may be
                               exercised by properly completing,
                               signing, and delivering the Subscription
                               Warrant accompanying this Prospectus,
                               together with payment in full of the
                               aggregate Subscription Price by either
                               bank certified check or cashier's check.
                               See "THE SUBSCRIPTION OFFERING - Method
                               of Exercising Subscription Rights."

Expiration Date                Rights Holders will be able
                               to exercise their Subscription Rights
                               until 5:00 p.m., New York time, on
                               ________________, 1995, unless such
                               period is extended by the Company, at its option, to a date not later than ________________, 1995. After the
                               Expiration Date, Subscription Rights will no longer be exercisable to purchase shares of Common Stock and will have no value. See "Foreign Restrictions and
                               Undeliverable Subscription Warrants"
                               below for a summary of the restrictions
                               on the method of exercising Subscription
                               Rights held by shareholders whose record addresses are outside of the continental
                               United States or Canada, or are Army Post
                               Office ("A.P.O.") or Fleet Post Office
                               ("F.P.O.") addresses.

Amendments, Termination        The Company reserves the
                               right to amend the terms and conditions
                               of the Subscription Offering or to
                               terminate the Subscription Offering at
                               any time prior to delivery of the shares of Common Stock offered hereby. See "THE
                               SUBSCRIPTION OFFERING - Amendments and
                               Waivers; Termination."

Transferability of
 Subscription Rights           The Basic Subscription
                               Rights are transferable, and the right to subscribe for additional shares of Common
                               Stock pursuant to the Oversubscription
                               Rights is transferable with each Basic
                               Subscription Right.  The Basic
                               Subscription Rights will be tradable on
                               the NASDAQ National Market System (the
                               "NASDAQ/NMS") until the end of trading on the NASDAQ/NMS on the Expiration Date.
                               There is no assurance, however, that a
                               market for the Basic Subscription Rights will develop.

                               The Subscription Agent
                               will attempt to sell Basic Subscription
                               Rights for the convenience of Rights
                               Holders, provided the Subscription
                               Warrant with the instructions for sale
                               properly executed is received by the
                               Subscription Agent before 11:00 a.m.,
                               New York time, on the Expiration Date.
                               No assurance can be given that the
                               Subscription Agent will be able to sell
                               any Basic Subscription Rights.

Foreign Restrictions and
 Undeliverable Subscription
 Warrants                      Subscription Warrants will
                               not be mailed to Shareholders whose
                               record addresses are outside the
                               continental United States or Canada, or
                               are A.P.O. or F.P.O. addresses.  Such
                               Subscription Warrants will be held by the Subscription Agent for such Shareholders' accounts until instructions are received to exercise or transfer the Subscription Rights. If no instructions have been received by 11:00 a.m., New York time, on the Expiration Date, the Subscription Agent will attempt to sell the Subscription Rights of those Shareholders together with the rights of Shareholders whose addresses are not known by the Company or the Subscription Agent or to whom delivery of a Subscription Warrant could not be made.

No Fractional Basic
 Subscription Rights . . .     No fractional Basic
                               Subscription Rights will be issued by the Company. The number of Basic
                               Subscription Rights distributed by the
                               Company to each Shareholder will be
                               rounded up to the nearest whole number.

NASDAQ/NMS Symbols             Common Stock - "SDNB."
                               Basic Subscription Rights - "SDNBR."
                               [to be confirmed]

CUSIP Number . . . .           Basic Subscription Rights -
                               784082-11-7.

Federal Income Tax
 Considerations                For United States federal
                               income tax purposes, receipt of the
                               Subscription Rights by Shareholders
                               pursuant to the Subscription Offering
                               should be treated as a nontaxable
                               dividend distribution.  See "CERTAIN
                               FEDERAL INCOME TAX CONSIDERATIONS."

                        SPECIAL CONSIDERATIONS
Dividend Limitations

   The capital stock of San Diego National Bank (the "Bank") is one of the Company's two principal assets. See "THE COMPANY." As a national bank subject to the regulation of the Office of the Comptroller of the Currency (the "Comptroller"), the Bank is subject to legal limitations on the source and amount of dividends it is permitted to pay to the Company. The approval of the Comptroller is required for any dividend by a national bank if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by the Comptroller, for that year, combined with its retained net profits for the preceding two years. The Bank had a net loss (as defined by the Comptroller) of approximately $1.49 million for 1993 and 1994, combined. Until the effects of that loss are overcome, the Bank will be precluded from paying dividends to the Company without the Comptroller's approval. The payment of dividends by the Bank may also be affected by other factors, such as requirements for the maintenance of adequate capital. In addition, the Comptroller and the Federal Deposit Insurance Corporation (the "FDIC") are authorized to determine under certain circumstances relating to the financial condition of a national bank whether the payment of dividends would be an unsafe or unsound banking practice and to prohibit payment thereof. Finally, under the Federal Deposit Insurance Corporation Improvement Act ("FDICIA"), an insured depository institution is prohibited from making any capital distribution to its owner, including any dividend, if, after making such distribution, the depository institution fails to meet the required minimum level for any relevant capital measure, including the risk-based capital adequacy and leverage standards discussed under "Capital" below.

   The Company and the Federal Reserve Bank of San Francisco ("Reserve Bank") entered into an agreement on November 20, 1992, pursuant to which the Company submitted a proposed capital infusion plan to improve the financial condition of the Company, the Bank, and the San Diego National Bank Building Joint Venture (the "Joint Venture"). See "THE COMPANY" for information regarding the Joint Venture. Under the terms of the agreement, the Company must obtain the approval of the Reserve Bank prior to, among other actions, the declaration of any cash dividends.

Capital

   The Federal Reserve Board (the "Reserve Board") and the Comptroller have adopted risk-based capital adequacy guidelines for bank holding companies and banks under their supervision. Under the guidelines, the so-called "Tier 1 capital" and "total capital" as a percentage of risk-weighted assets and certain off-balance sheet instruments must be at least 4% and 8%, respectively.

   The Reserve Board and the Comptroller have also imposed a leverage standard to supplement their risk-based ratios. This leverage standard focuses on a banking institution's ratio of Tier 1 capital to average total assets adjusted for goodwill and certain other items. Under these guidelines, banking institutions that meet certain criteria, including excellent asset quality, high liquidity, low interest rate exposure, and good earnings, and have received the highest regulatory rating must maintain a ratio of Tier 1 capital to total assets of at least 3%. Institutions not meeting these criteria, as well as institutions with supervisory, financial, or operational weaknesses, along with those experiencing or anticipating significant growth, are expected to maintain a Tier 1 capital to total assets ratio equal to at least 4% to 5%.

   As reflected in the following table, the risk-based capital ratios and leverage ratios of the Company and the Bank, as of December 31, 1994, exceeded the fully phased-in risk-based capital adequacy guidelines and the leverage standard.

          Capital Components and Ratios at December 31, 1994
                        (Dollars in Thousands)

                                             Company         Bank
Capital Components:
   Tier 1 capital . . . . . . . . . . . .   $   9,329     $  11,667

   Total capital. . . . . . . . . . . . .      10,868        13,081

Risk-weighted assets
and off-balance sheet
instruments. . . . . . . . . . . . . . . .    123,142       113,106

Risk-based Capital Ratio:
   Tier 1 capital . . . . . . . . . . . .       7.59%        10.35%

   Total capital. . . . . . . . . . . . .       8.85%        11.61%

Leverage Ratio. . . . . . . . . . . . . .       5.33%         7.09%

   FDICIA requires each federal banking agency, including the Reserve Board, to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk, and the risk of non-traditional activities, and reflect the actual performance and expected risk of loss on multifamily mortgages. The Reserve Board, the FDIC, and the OCC have issued proposed rules whereby exposures to interest rate risk would be measured as the effect that a specified change in market interest rates would have on the net economic value of a bank. This economic perspective considers the effect that changing market interest rates may have on the value of a bank's assets, liabilities, and off-balance sheet positions. Institutions with interest rate risk exposure in excess of a threshold level would be required under the proposed rules to hold additional capital proportional to that risk. The Reserve Board, the FDIC, the Comptroller, and the Office of Thrift Supervision have issued a final rule amending the risk-based capital guidelines to take account of concentration of credit risk and the risk of non-traditional activities. The final rule amends each agency's risk-based capital standards by explicitly identifying concentration of credit risk and the risk arising from non-traditional activities, as well as an institution's ability to manage those risks, as important factors to be taken into account by the agency in assessing an institution's overall capital adequacy. The final rule became effective on January 17, 1995. The final rule has not materially impacted on the Company's capital requirements, but there can be no assurance that the adoption of other proposals implementing FDICIA will not have an adverse impact on the Company's capital requirements.

   Bank regulators and legislators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. However, management is unable to predict whether and when higher capital requirements would be imposed and, if imposed, at what levels and on what schedule.

Dilution

   Due to the Private Placement, Shareholders have suffered a dilution in their voting rights and in their percentage interest in any future net earnings of the Company. In addition, Shareholders who do not exercise their Basic Subscription Rights in full will suffer an additional dilution in their voting rights and in their percentage interest in any future net earnings of the Company. All Shareholders have suffered a reduction in the per share book value of the shares of Common Stock currently held by them as a result of the sale of the 510,121 shares to WHR at less than book value in the Private Placement and will suffer an additional reduction as a result of the sale of shares to subscribing Rights Holders at less than book value in the Subscription Offering and the sale of additional shares to WHR at less than book value as discussed below under "Principal Shareholder" and "THE SUBSCRIPTION OFFERING - Private Placement."

   The following tables show the detail of such dilution (assuming, respectively, all Subscription Rights are exercised and half of the Subscription Rights are exercised):

                              Number of
                               Shares        Shareholders'   Per Share
Fully Subscribed             Outstanding        Equity       Book Value

December 31, 1994 amounts     1,538,364       $8,968,389        $5.83

Initial issuance to WHR
  at $4.34 per share            510,121        2,213,925

Less estimated costs                            (150,000)

Total after initial
  issuance                    2,048,485      $11,032,314        $5.39

                              Number of
                               Shares        Shareholders'   Per Share
                             Outstanding        Equity       Book Value

Rights offering @ $4.34
  per share                     769,582        3,339,986

Additional issuance to
WHR @ $4.34 per share           255,193        1,107,538

Less estimated costs                            (350,000)

Totals                        3,073,260      $15,129,838        $4.92

                              Number of
                               Shares        Shareholders'   Per Share
Half subscribed              Outstanding        Equity       Book Value

December 31, 1994 amounts     1,538,364       $8,968,389        $5.83

Initial issuance to WHR
  at $4.34 per share            510,121        2,213,925

Less estimated costs                            (150,000)

Total after initial
  issuance                    2,048,485      $11,032,314        $5.39

                              Number of
                               Shares        Shareholders'   Per Share
                             Outstanding        Equity       Book Value

Rights offering @ $4.34
  per share                     384,791        1,669,993

Additional issuance to
WHR @ $4.34 per share           127,596          553,767

Less estimated costs                            (350,000)

Totals                        2,560,872      $12,906,074        $5.04



No Minimum Size of Offering

     No minimum amount of proceeds is required for the Company to consummate the Subscription Offering.

     No assurance can be given regarding the amount of proceeds that the Company will receive from the Subscription Offering. See "THE SUBSCRIPTION OFFERING." The Company does not know if Holders will exercise their Subscription Rights. The Company does not have a commitment from any person to purchase any shares of Common Stock that remain unsold after the termination of the Subscription Offering.

Right to Terminate and Amend the Subscription Offering

     The Company expressly reserves the right, in its sole discretion, at any time prior to delivery of the shares of Common Stock offered in the Subscription Offering, to terminate the Subscription Offering by giving oral or written notice thereof to the Subscription Agent and making a public announcement thereof. If the Subscription Offering is so terminated, all funds received from Rights Holders will be promptly refunded, without interest. The Company also reserves the right to amend the terms and conditions of the Subscription Offering. See "SUBSCRIPTION OFFERING - Amendments and Waivers; Termination."

Market Considerations

     It is possible that although a Rights Holder may subscribe for shares at a time when the Subscription Price is less than the prevailing market price, the market price of the Common Stock may decline during the subscription period after such Rights Holder exercises its Subscription Rights. The election of a Rights Holder to exercise Subscription Rights in the Subscription Offering is irrevocable. In addition, there can be no assurance that, following the Subscription Offering, a subscribing Rights Holder will be able to sell shares purchased in the Subscription Offering at a price equal to or greater than the Subscription Price. Moreover, until stock certificates are delivered, subscribing Rights Holders may not be able to sell the shares of Common Stock which they have purchased in the Subscription Offering.

     No interest will be paid to Rights Holders on funds delivered to the Subscription Agent pursuant to the exercise of Subscription Rights.

     The Company has been informed by the National Association of Securities Dealers, Inc. (the "NASD") that the Basic Subscription
Rights will not trade on a "when issued" basis (i.e., traded securities having no settlement date at the time the trade is executed with delivery at a future date to be determined by the Uniform Practice Committee of the NASD after the date of the issuance or distribution of the traded securities) but will trade "regular way" (i.e., traded securities to be delivered on the fifth business day following the date of the transaction) until the Expiration Date. [to be confirmed]

Federal Income Tax Consequences

     For United States federal income tax purposes, receipt of the Subscription Rights by Shareholders pursuant to the Subscription
Offering should be treated as a nontaxable dividend distribution. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS."

Principal Shareholder

     At [day before the effective date], there were 2,048,485 shares of Common Stock of the Company outstanding and entitled to vote. As of such date, WHR beneficially owned 510,121 shares of Common Stock, representing 24.9% of the outstanding shares of Common Stock. WHR does not have the right to participate in the Subscription Offering.

     WHR is obligated to purchase an additional 255,193 shares of the Company's Common Stock at $4.34 per share, for an aggregate purchase price of $1,107,538, if the Subscription Offering is fully subscribed, or such lesser amount so that after such purchase WHR will hold an aggregate of 24.9% of the outstanding Common Stock of the Company, taking into account the shares issued in the Subscription Offering.

Special Considerations Affecting the San Diego National Bank Deferred
Savings Plan

     The Company intends to file an exemption request with the Department of Labor (the "DOL") with respect to the exercise of Subscription Rights by the San Diego National Bank Deferred Savings Plan (the "Plan"), which request, if approved, will be retroactively effective to the Expiration Date. The Company has been advised that the Plan intends to obtain an opinion of an independent financial advisor to the effect that the Subscription Price is not in excess of the fair market value of the Common Stock. In the event that the exemption request is not approved by the DOL or the opinion is not obtained by the Plan, any Subscription Rights exercised by the Plan, or Common Stock issued to the Plan pursuant to such exercise, will be invalidated by the Company and the aggregate Subscription Price paid by the Plan to exercise such Subscription Rights will be returned to the Plan.

                      THE SUBSCRIPTION OFFERING

     The Company is offering (the "Subscription Offering") up to 769,582 shares of its common stock, no par value ("Common Stock"), to holders of record of its Common Stock (the "Shareholders") at the close of business on April 20, 1995 (the "Record Date"), pursuant to transferable subscription rights (the "Basic Subscription Rights" and, together with the Oversubscription Rights, the "Subscription Rights"). The subscription price is $4.34 per share (the "Subscription Price"). Holders of Subscription Rights, including transferees of Shareholders (collectively, the "Rights Holders" and, together with the Shareholders, the "Holders"), will be able to exercise their Subscription Rights until 5:00 p.m., New York time, on _____________, 1995 (such date, as it may be extended by the Company, being the "Expiration Date"), subject to extension at the option of the Company to a date not later than _____________, 1995. Subscription Rights not exercised by 5:00 p.m., New York time, on the Expiration Date will be void. After the Expiration Date, Subscription Rights will no longer be exercisable to purchase shares of Common Stock and will have no value. The term "Shareholder" includes financial institutions that are participants in a securities depository, such as The Depository Trust Company, and that held shares of Common Stock on the Record Date in such securities depository.

Private Placement

     On January 31, 1995, two limited partnerships, of which WHR Management Corp. is the general partner (the two limited partnerships and WHR Management Corp. are referred to herein, collectively, as "WHR"), entered into an agreement (the "Stock Purchase Agreement") with the Company whereby WHR agreed to purchase, in compliance with regulatory requirements, shares of the Company's Common Stock in an amount equal to 24.9% of the Company's outstanding Common Stock after such issuance (without taking into consideration shares to be issued in this Subscription Offering). WHR does not have a right to participate in the Subscription Offering.

     On March 28, 1995, the Company issued to WHR 510,121 shares of Common Stock for an aggregate price of $2,213,925 ($4.34 per share). At that date, the reported closing bid price for the Company's Common Stock on the NASDAQ National

Market System (the "NASDAQ/NMS") was $3.25 per share. The book value of the Company's Common Stock on December 31, 1994 was $5.83.

     Pursuant to the Stock Purchase Agreement, WHR is obligated to purchase an additional 255,193 shares of the Company's Common Stock at $4.34 per share for an aggregate purchase price of $1,107,538, if the Subscription Offering is fully subscribed, or such lesser amount so that after such purchase WHR holds an aggregate of 24.9% of the outstanding Common Stock of the Company, taking into account the shares issued in the Subscription Offering.

Purpose of Offering

     Common Stock qualifies as Tier I capital of the Company for regulatory purposes, and the issuance of additional Common Stock pursuant to the Subscription Offering will enhance the Company's capital structure. See "USE OF PROCEEDS" for a discussion of the Company's intended use of the proceeds from the Subscription Offering.

Basic Subscription Rights

     For each two shares of Common Stock held of record as of the close of business on the Record Date, a Shareholder will receive one Basic Subscription Right. No fractional Basic Subscription Rights will be issued by the Company. The number of Basic Subscription Rights distributed by the Company to each Shareholder will be rounded up to the nearest whole number. Each Rights Holder will have the right to purchase one share of Common Stock for each Basic Subscription Right. Rights Holders are entitled to subscribe for all, or any portion of, the shares of Common Stock underlying their Basic Subscription Rights. Subscription Rights are evidenced by subscription warrants ("Subscription Warrants") which are being distributed to the Company's Shareholders contemporaneously with the delivery of this Prospectus.

Oversubscription Rights

     Each Rights Holder who subscribes for the full number of shares of Common Stock underlying the Basic Subscription Rights held by such Rights Holder on the date of exercise and evidenced by a Subscription Warrant will have the right to subscribe for additional shares of Common Stock (the "Oversubscription Rights"). Basic Subscription Rights held by the Plan shall not be eligible for Oversubscription Rights due to the prohibited transaction rules of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974.

     Rights Holders will be entitled to purchase additional shares of Common Stock to the extent available as a result of other Holders electing not to subscribe, or subscribing for fewer shares than those to which they are otherwise entitled, pursuant to their respective Basic Subscription Rights. Subject to the aggregate number of shares of Common Stock offered in this Subscription Offering, there is no limitation on the number of shares of Common Stock for which an eligible Rights Holder may elect to oversubscribe. However, if there are shares available for sale pursuant to the exercise of Oversubscription Rights, and if the number of such shares is not sufficient to satisfy in full all oversubscriptions submitted pursuant to such requests, the available shares of Common Stock will be allocated among the Rights Holders who exercise such Oversubscription Rights pro rata based upon the number of Basic Subscription Rights held by each such Rights Holder on the Expiration Date. If the amount so allocated exceeds the amount subscribed for pursuant to the exercise of a Rights Holder's Oversubscription Rights, the excess will be reallocated among those Rights Holders whose subscriptions are not fully satisfied on the same principle, until all available shares have been allocated or all exercises of Oversubscription Rights have been satisfied. There can be no assurance, however, that any shares of Common Stock will be available to satisfy in whole or in part any Rights Holder's request to subscribe for additional shares in excess of the shares underlying such Rights Holder's Basic Subscription Rights.

     To exercise the Oversubscription Rights properly, the appropriate section on the Subscription Warrant must be completed, and payment in full of the aggregate Subscription Price for the additional shares of Common Stock must accompany the Subscription Warrant. Payments for oversubscriptions will be deposited upon receipt by the Subscription Agent, and refunds will be made promptly after the Expiration Date, without interest, to the extent oversubscriptions are not honored due to proration or otherwise. Oversubscription Rights are exercisable by all Rights Holders, other than the Plan, including transferees of Shareholders.

No Fractional Basic Subscription Rights

     No fractional Basic Subscription Rights will be issued by the Company. The number of Basic Subscription Rights distributed by the Company to each Shareholder will be rounded up to the nearest whole number.

Method of Exercising Subscription Rights

     Basic Subscription Rights and Oversubscription Rights may be exercised by properly completing, signing, and delivering the Subscription Warrant accompanying this Prospectus, together with payment in full of the aggregate Subscription Price for shares of Common Stock subscribed for pursuant to Basic Subscription Rights and Oversubscription Rights. Subscription Warrants and payments must be received by the Subscription Agent before 5:00 p.m., New York time, on the Expiration Date, at the address provided below under "Subscription Agent." Payment of the aggregate Subscription Price must be made in United States dollars and must be made by bank certified check or cashier's check, payable to the order of the Subscription Agent. ONCE A HOLDER HAS EXERCISED A SUBSCRIPTION RIGHT, THE EXERCISE IS IRREVOCABLE UNLESS, IN THE JUDGMENT OF THE COMPANY, THERE IS A MATERIAL AMENDMENT TO THE SUBSCRIPTION OFFERING AND THE SUBSCRIPTION RIGHT IS EXERCISED BEFORE SUCH AMENDMENT. See "Amendments and Waivers; Termination" below. See "Foreign Restrictions and Undeliverable Subscription Warrants" below for a discussion of restrictions on the method of exercising Subscription Rights held by Shareholders whose record addresses are outside of the continental United States or Canada, or are A.P.O. or F.P.O. addresses.

     The method of delivery of Subscription Warrants and payments of any Subscription Price to the Subscription Agent is at the risk of the Rights Holder. The Company suggests that Express Mail or similar overnight carrier be used to ensure timely delivery. If delivery is made by regular mail service, the use of registered or certified mail, return receipt requested, properly insured, is recommended. COMPLETED SUBSCRIPTION WARRANTS AND PAYMENTS SHOULD BE MAILED OR DELIVERED TO THE SUBSCRIPTION AGENT AND NOT TO THE COMPANY. QUESTIONS SHOULD BE DIRECTED TO THE INFORMATION AGENT OR THE SUBSCRIPTION AGENT. SEE "SUBSCRIPTION AGENT" AND "INFORMATION AGENT" BELOW.

     A Rights Holder who subscribes for fewer than all of the shares represented by such Holder's Subscription Warrants may, under certain circumstances, (i) direct the Subscription Agent to attempt to sell its remaining Basic Subscription Rights, or (ii) receive from the Subscription Agent a new Subscription Warrant representing the unused Basic Subscription Rights. See "Partial Exercise or Sale of Rights" below. A Rights Holder's election to exercise its Oversubscription Rights must be made at the time such Rights Holder exercises fully the Basic Subscription Rights.

Late Delivery of Subscription Warrants

     If, prior to 5:00 p.m., New York time, on the Expiration Date, the Subscription Agent has received full payment as specified above for the total number of shares of Common Stock subscribed for, together with a letter or telegram from a bank or trust company or a member of a national securities exchange in the United States stating the name of the subscriber, the number of Subscription Rights represented by the Subscription Warrant, and the number of shares of Common Stock subscribed for, and guaranteeing that the Subscription Warrant will be delivered to the Subscription Agent within five business days after Subscription Agent's receipt of payment, such subscription will be accepted by the Subscription Agent, subject to the withholding of the stock certificates representing the shares of Common Stock subscribed for pending receipt of the duly executed Subscription Warrant within such five day period.

Delivery of Stock Certificates; Refunds

     Certificates representing shares of Common Stock subscribed for and issued, together with any refund, without interest, of the aggregate Subscription Price for shares of Common Stock subscribed for pursuant to Oversubscription Rights but not issued, will be mailed promptly after the Expiration Date. Certificates for shares of Common Stock issued pursuant to the exercise of Subscription Rights will be registered in the name of the Rights Holder exercising such Subscription Rights. The Subscription Agent will place all proceeds of the Subscription Offering into an escrow account until such funds are transferred to the Company or refunded to Rights Holders at the completion or termination of the Subscription Offering. No interest will be paid to Rights Holders on funds delivered to the Subscription Agent pursuant to the exercise of the Subscription Rights. The shares of Common Stock subscribed for pursuant to the Subscription Offering will be issued and sold as of the Expiration Date.

Transferability of Subscription Rights

     Rights Holders may attempt to sell their Basic Subscription Rights through transactions on the NASDAQ/NMS, by the delivery of sale instructions to the Subscription Agent, or otherwise. Basic Subscription Rights traded on the NASDAQ/NMS may be bought or sold through usual investment channels, including banks or brokers. There has been no prior trading in the Basic Subscription Rights, and no assurance can be given that a trading market will develop for the Basic Subscription Rights.

     Basic Subscription Rights may be transferred in whole by endorsing the Subscription Warrant for transfer. Rights Holders who elect to sell their Basic Subscription Rights in part may effect such sales in the manner described in "Partial Exercise or Sale of Rights" below.
The right to subscribe for additional shares of Common Stock pursuant to the Oversubscription Rights is transferable with each Basic Subscription Right. All commissions, fees, and other expenses (including brokerage commissions and any transfer taxes) incurred in connection with the purchase or sale of Basic Subscription Rights are for the account of the transferor or the transferee of the Basic Subscription Rights, and none of such commissions, fees, or expenses will be paid by the Company or the Subscription Agent.

     The Subscription Agent will attempt to sell Basic Subscription Rights in the open market for the convenience of Rights Holders as soon as practical after receipt by the Subscription Agent of an applicable Subscription Warrant with the instructions for sale properly executed; provided that such Subscription Warrant is received by the Subscription Agent by 11:00 a.m., New York time, on the Expiration Date. A Rights Holder for which the Subscription Agent sells Basic Subscription Rights on any given day will receive for each of its Basic Subscription Rights the net weighted average sales price of all Basic Subscription Rights sold on that day by the Subscription Agent. The net weighted average sales price will be calculated by dividing the total proceeds from all sales realized by the Subscription Agent on the day of sale by the total number of Basic Subscription Rights sold by the Subscription Agent on that day and then subtracting a pro rata portion of any applicable brokerage commissions, taxes, and other expenses. No assurance can be given that the Subscription Agent will be able to sell any Basic Subscription Rights.

Foreign Restrictions and Undeliverable Subscription Warrants

     Because of the short exercise period for the Subscription Rights, Subscription Warrants will not be mailed to Shareholders whose record addresses are outside the continental United States or Canada, or are A.P.O. or F.P.O. addresses. Subscription Warrants will be held by the Subscription Agent for such Shareholders' respective accounts until instructions are received to exercise or transfer the Subscription Rights. If no instructions have been received by 11:00 a.m., New York time, on the Expiration Date, the Basic Subscription Rights of those Shareholders, together with the Basic Subscription Rights of those Shareholders whose addresses are not known by the Company or the Subscription Agent or to whom delivery of a Subscription Warrant could not be made, will be sold, subject to the Subscription Agent's ability to find a purchaser. See "Transferability of Basic Subscription Rights" above for a description of how the Subscription Agent will attempt to sell Basic Subscription Rights. The net proceeds, if any, resulting from all sales of Basic Subscription Rights of Shareholders whose addresses are not known by the Subscription Agent or to whom delivery could not be made will be held in a non-interest bearing account at the Bank. Any amounts remaining unclaimed on the second anniversary of the Expiration Date will be turned over to the Company and, after such date but before any such amounts become subject to the unclaimed property law of any state, any person claiming such proceeds will, as an unsecured general creditor of the Company, be able to look only to the Company for payment thereof.

Partial Exercise or Sale of Rights

     Rights Holders who elect to exercise their Basic Subscription Rights in part or to sell their Basic Subscription Rights in part may do so by delivering to the Subscription Agent at the address set forth under "Subscription Agent" below, a Subscription Warrant that has been properly endorsed for subscription or sale, or for part subscription and part sale, with instructions to issue to the submitting Rights Holder a Subscription Warrant representing Basic Subscription Rights not sold or exercised. The right to subscribe for additional shares of Common Stock pursuant to the Oversubscription Rights is transferable with each Basic Subscription Right.

     A new Subscription Warrant will be issued to a submitting Rights Holder upon the partial exercise or sale of Basic Subscription Rights only if the Subscription Agent receives a properly endorsed Subscription Warrant not later than 11:00 a.m., New York time, on the Expiration Date. After such time and date, no new Subscription Warrants will be issued. Accordingly, after such time and date a Rights Holder exercising less than all of such Holder's Basic Subscription Rights will lose the power to sell or exercise any remaining Basic Subscription Rights. A new Subscription Warrant will be sent by first class mail to the submitting Rights Holder if the Subscription Agent receives the properly completed Subscription Warrant by 11:00 a.m., New York time, on the fourth business day before the Expiration Date. Unless the submitting Rights Holder makes other arrangements with the Subscription Agent, a new Subscription Warrant issued after 11:00 a.m., New York time, on the fourth business day before the Expiration Date will be held for pick-up by the submitting Rights Holder at the Subscription Agent's

New York hand delivery address provided under "Subscription Agent" below. All deliveries of newly issued Subscription Warrants will be at the risk of the submitting Rights Holder.

Amendments and Waivers; Termination

     The Company reserves the right to extend the Expiration Date to a date not later than the last date provided in the first paragraph on the cover page of this Prospectus and to otherwise amend the terms and conditions of the Subscription Offering, whether the amended terms are less or more favorable to the Holders. If any such amendment to the terms and conditions of the Subscription Offering constitutes, in the judgment of the Company, a material adverse change to Holders, the Company will deliver to Shareholders a new prospectus incorporating such amendment and the Company will set a new expiration date which will be a minimum of ten business days from the date of the amended prospectus. Properly completed subscriptions received or in transit prior to such amendment, unless revoked before the new expiration date, will be honored.

     All questions as to the validity, form, eligibility (including time of receipt and record ownership), and acceptance of any exercise of Subscription Rights shall be determined by the Company, in its sole discretion, and its determination shall be final and binding. The Company reserves the right to reject any exercise if such exercise is not in accordance with the terms of the Subscription Offering or not in proper form or if the acceptance thereof or the issuance of shares of Common Stock pursuant thereto could be deemed unlawful. The Company also reserves the right to waive any deficiency or irregularity with respect to the exercise of any Subscription Warrant.

     The Company reserves the right, in its sole discretion, at any time prior to delivery of the shares of Common Stock offered hereby, to terminate the Subscription Offering by giving oral or written notice thereof to the Subscription Agent and making a public announcement thereof. If the Subscription Offering is so terminated, all funds received from Holders will be promptly refunded, without interest.

Determination of Subscription Price and Fairness Opinion

     The Subscription Price was determined by the Company in consultation with its financial advisor, Hoefer & Arnett, Incorporated ("Hoefer & Arnett"), and was based upon the price paid by WHR in the Private Placement. In determining the price to be paid by WHR in the Private Placement, and, thus, the Subscription Price, the Company considered, among other things, such factors as the prevailing market price and book value of the Company's Common Stock, the business prospects of the Company, and the general condition of the securities markets at the time of the Private Placement.

     The Company has received from Hoefer & Arnett an opinion dated December 14, 1994, to the effect that based on, among other things, the trading history of the Common Stock, the publicly available financial information regarding the Company (no more recent than the Company's Quarterly Report on Form 10-Q for the quarter ended September 30,
1994), discussions with management regarding the terms of the Subscription Offering, and a review of the terms and conditions of rights offerings of other publicly traded companies, the consideration to be received pursuant to the Subscription Offering and the Private Placement and the terms and conditions that exist as of the date of the opinion, taken as a whole, are fair from a financial point of view to the shareholders of the Company. The full text of Hoefer & Arnett's opinion, which has not been updated to the date of this Prospectus, is set forth as an Appendix to this Prospectus and should be read in its entirety with respect to the assumptions made and other matters considered and limitations on the review undertaken. The Company has paid Hoefer & Arnett $35,000.00 as financial advisory fees for its services. In addition, Hoefer & Arnett will be indemnified against certain liabilities, including liabilities under the securities laws.

Market Conditions

     It is possible that a Rights Holder may subscribe for shares of Common Stock at a time when the Subscription Price is less than the prevailing market price. The market price of the Common Stock, however, may decline during the subscription period after such Rights Holder exercises its Subscription Rights. The election of a Rights Holder to exercise Subscription Rights in the Subscription Offering is irrevocable unless, in the judgment of the Company, there is a material amendment to the Subscription Offering and the Subscription Rights were exercised before such amendment. See "Amendments and Waivers; Termination" above. In addition, there can be no assurance that following the Subscription Offering a subscribing Rights Holder will be able to sell shares purchased in the Subscription Offering at a price equal to or greater than the Subscription Price. Moreover, until certificates are delivered, subscribing Rights Holders may not be able to sell the shares of Common Stock which they have purchased in the Subscription Offering. Certificates representing shares of Common Stock issued in the Subscription Offering will be mailed to subscribing Rights Holders at the addresses appearing on their Subscription Warrant promptly following the Expiration Date.

Regulatory Limitation

     The Company will not be required to issue Subscription Rights or shares of Common Stock pursuant to the Subscription Offering to any Holder to whom such issuance is prohibited by law or regulation or to anyone who would be required to obtain prior clearance or approval from any state or federal bank regulatory authority to own or control such shares if, on the Expiration Date, such clearance or approval has not been obtained. If the Company elects not to issue shares in such a case, such shares will become available to satisfy the exercise of Oversubscription Rights.

     The Federal Change in Bank Control Act of 1978, as amended (the "Act"), generally prohibits a person or group of persons "acting in concert" from acquiring "control" of a bank holding company unless the Reserve Board has been given 60 days' prior written notice of such proposed acquisition and within that time period the Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Reserve Board, the acquisition of more than 10% of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act (such as the Common Stock of the Company) would, under the circumstances set forth in the presumption, constitute the acquisition of control. WHR has filed a written notice under the Act with respect to its acquisition of shares in the Company, and the Company has been informed by the Reserve Board that it does not object to the acquisition by WHR of 24.9% of the Company's Common Stock based on the information contained in the notice.

     In addition, any "company" would be required to obtain the approval of the Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHCA") before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of the outstanding Common Stock of, or such lesser number of shares as constitute control over, the Company.

No Board or Financial Advisor Recommendation

     An investment in the Common Stock must be made pursuant to each investor's evaluation of its, his, or her best interests. ACCORDINGLY, NEITHER THE BOARD OF DIRECTORS OF THE COMPANY NOR ITS FINANCIAL ADVISOR MAKES ANY RECOMMENDATION TO THE RIGHTS HOLDERS REGARDING WHETHER THEY SHOULD EXERCISE THEIR SUBSCRIPTION RIGHTS.

No Commitment to Purchase Unsold Shares

     The Company does not have a commitment from any person to purchase any shares of Common Stock which remain unsold after the completion of the Subscription Offering. WHR does not have the right to participate in the Subscription Offering. See "SPECIAL CONSIDERATIONS - Principal Shareholder."

Subscription Agent

     American Stock Transfer & Trust Company will act as the Company's agent to accept exercises of Subscription Rights (the "Subscription Agent"). All communications to the Subscription Agent, including the delivery of Subscription Warrants and payment of the aggregate
Subscription Price, should be addressed as follows:

                         American Stock Transfer & Trust Company
                         6201 15th Avenue, Floor 3L
                         Brooklyn, New York  11219
                         Attn:  Cynthia Trotman

Information Agent

     Western Financial Corporation will serve as Information Agent for the Subscription Offering. Any questions or requests for assistance concerning the method of subscribing for shares of Common Stock or for additional copies of this Prospectus or Subscription Warrants can be directed to the Information Agent as follows:

                         Western Financial Corporation
                         600 "B" Street, Suite 1904
                         San Diego, California  92101
                         Attn:  Howard B. Levenson

                             THE COMPANY

     The Company is a bank holding company incorporated under the laws of the State of California and is registered under the BHCA. The Company's principal assets are the capital stock of the Bank and its joint venture interest in the office building which houses the Company and the Bank (the "Bank Building"). As of December 31, 1994, the Company had consolidated assets of approximately $173 million, consolidated liabilities of approximately $164 million (which includes total deposits through the Bank of approximately $138 million), and shareholders' equity of approximately $9.0 million.

     The Company, through the Bank, engages in a general commercial banking business in the metropolitan San Diego area. The Bank was granted its Charter by the Comptroller on November 12, 1981, and commenced operations as a national bank on the same date. The Bank had assets of approximately $162 million as of December 31, 1994. The Bank focuses primarily upon wholesale commercial banking operations, emphasizing the needs of small and medium size business firms and corporations and the personal banking needs of business executives and professional persons located in the Bank's immediate service area.

     The Company is a joint venture partner in the San Diego National Bank Building Joint Venture (the "Joint Venture"), a partnership formed for the purpose of constructing and developing the Bank Building. The Joint Venture is 62% owned by the Company and the Company is the general partner. In addition, the Company owns SDNB Mortgage Bankers, a California corporation, which is currently inactive.


                           USE OF PROCEEDS

     The net proceeds from the sale of the Common Stock in the Subscription Offering will be used for general corporate purposes, which may include investments in or extensions of credit to the Company's subsidiaries, reduction of existing debt, or financing possible future acquisitions of other banking institutions or related businesses. At the present time, the Company does not have any specific plans, agreements, or understandings, written or oral, pertaining to the proposed acquisition of any banking institution or related business.

     The Company utilized $250,000 of the proceeds from the Private Placement to make a loan to the Joint Venture, which in turn used the funds to make a partial payment on a note (the "PV Note") owed to Pacific View Construction Co., Inc. ("Pacific View"), which is secured by a second trust deed (the "Second Trust Deed") on the Bank Building. Pacific View is a corporation controlled by Charles I. Feurzeig, Chairman of the Company's Board of Directors. The PV Note and Second Trust Deed have been assigned to River Forest Bank as collateral for other loans made by that bank to Pacific View and other entities controlled by Mr. Feurzeig. Murray L. Galinson, the Company's President and Chief Executive Officer, and his wife own less than 2% of the outstanding shares of the holding company of River Forest Bank.
The family of Mr. Galinson's wife owns a controlling interest in such holding company. The Joint Venture owes Pacific View $1.65 million on the PV Note. The PV Note originally was scheduled to mature on January 4, 1995, at an interest rate of "prime" (8.5% at January 31,
1995) plus one and one-half percent. The PV Note recently was modified to fix the interest rate at ten percent (10%) per annum and extend the due date to April 1, 1997. The Second Trust Deed is subordinate to the existing first trust deed ("First Trust Deed") acquired by WHR and has been modified to provide for interest at ten percent (10%) per annum and otherwise be on the same terms and conditions as the First Trust Deed including maturity and payment terms.

     The Company has been advised that Pacific View may obtain a reassignment of the PV Note and the Second Trust Deed from River Forest Bank. At such time as Pacific View obtains a reassignment of the PV Note and Second Trust Deed, the Company will purchase notes from the Bank in the aggregate amount of approximately $1.1 million, at par, which notes will be assigned to the Joint Venture, which in turn will assign the note to Pacific View to reduce the outstanding principal amount of the PV Note to approximately $550,000. The Company anticipates utilizing the proceeds from the Subscription Offering to effect the purchase of such notes.

                            CAPITALIZATION

     The following tables set forth the consolidated capitalization of the Company as of December 31, 1994, and as adjusted to give effect to the issuance of the Common Stock in the Private Placement and the Common Stock offered hereby (assuming, respectively, all Subscription Rights are exercised and half of the Subscription Rights are exercised). The tables should be read in conjunction with the detailed information and consolidated financial statements and related notes incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                                 As of December 31, 1994

                                                                 As
Fully Subscribed                                   Actual    Adjusted(1)

                                                  (Dollars in Thousands)

Liabilities:
  Deposit accounts                                $ 138,276  $  138,276
  Securities sold under agreement to repurchase      12,285      12,285
  Accrued interest payable and other liabilities        953         953
  Notes payable                                      12,702      12,702
     Total liabilities                              164,216     164,216

Shareholders' Equity:
  Common stock, no par value;
   authorized 15,000,000 shares,
   issued and outstanding 1,538,364 shares
   (as adjusted: 3,073,260)                       $  14,585   $  20,746
  Accumulated deficit                                (5,256)     (5,256)
  Net unrealized holding losses in                     (360)       (360)
   available-for-sale securities
     Total shareholders' equity                       8,969      15,130

          Total capitalization                    $ 173,185   $ 179,346

(1) Adjusted to reflect the issuance of 769,582 shares of Common Stock offered by the Company assuming: (a) exercise of all Subscription Rights; (b) an issue price of $4.34 per share in the Subscription Offering; (c) 510,121 shares of Common Stock purchased by WHR at $4.34 per share; (d) the purchase of an additional 255,193 shares of Common Stock by WHR at $4.34 per share subsequent to the Subscription Offering; and (e) aggregate estimated selling costs of $500,000.


                                                 As of December 31, 1994

                                                                 As
Half subscribed                                    Actual    Adjusted(1)

                                                  (Dollars in Thousands)

Liabilities:
  Deposit accounts                                $ 138,276  $  138,276
  Securities sold under agreement to repurchase      12,285      12,285
  Accrued interest payable and other liabilities        953         953
  Notes payable                                      12,702      12,702
     Total liabilities                              164,216     164,216

Shareholders' Equity:
  Common stock, no par value;
   authorized 15,000,000 shares,
   issued and outstanding 1,538,364 shares
   (as adjusted: 3,073,260)                       $  14,585   $  18,522
  Accumulated deficit                                (5,256)     (5,256)
  Net unrealized holding losses in                     (360)       (360)
   available-for-sale securities
     Total shareholders' equity                       8,969      12,906

          Total capitalization                    $ 173,185   $ 177,122

(1) Adjusted to reflect the issuance of 384,791 of Common Stock offered by the Company assuming: (a) exercise of all Subscription Rights; (b) an issue price of $4.34 per share in the Subscription Offering; (c) 510,121 shares of Common Stock purchased by WHR at $4.34 per share; (d) the purchase of an additional 127,596 shares of Common Stock by WHR at $4.34 per share subsequent to the Subscription Offering; and (e) aggregate estimated selling costs of $500,000.

            MARKET PRICE AND DIVIDENDS ON THE COMMON STOCK

     The Common Stock is traded in the over-the-counter market on the NASDAQ/NMS under the symbol "SDNB." The following table sets forth the high and low sales prices of the Common Stock as quoted on the NASDAQ/NMS and the cash dividends declared per share of the Common Stock for the periods indicated.

                                             Price Range
                                                           Dividends
                                    High           Low     Per Share

1992
   First Quarter                   $6.50          $4.75       ---
   Second Quarter                  $4.75          $4.75       ---
   Third Quarter                   $4.75          $2.75       ---
   Fourth Quarter                  $4.50          $3.25       ---


1993
   First Quarter                   $4.00          $3.50       ---
   Second Quarter                  $4.38          $3.50       ---
   Third Quarter                   $4.00          $2.50       ---
   Fourth Quarter                  $3.38          $2.50       ---


1994
   First Quarter                   $3.25          $2.50       ---
   Second Quarter                  $3.25          $2.50       ---
   Third Quarter                   $4.75          $2.50       ---
   Fourth Quarter                  $4.75          $3.00       ---


   On July 12, 1994, the last trading day before the Company's public announcement that it was considering making a Subscription Offering, the reported closing bid price of the Company's Common Stock as quoted on the NASDAQ/NMS was $2.50. On [day before the effective date], the last trading day before the commencement of the Subscription Offering, the last sale price of the Common Stock as quoted on the NASDAQ/NMS was $__________.

   No dividends were paid to the Company by the Bank during 1994, nor for the two preceding fiscal years, and no assurances can be given with respect to the amount and timing of future dividends. For a discussion of the Company's inability to pay dividends due to certain regulatory restrictions, see "SPECIAL CONSIDERATIONS - Dividend Limitations." Due to the Bank's financial condition and regulatory restrictions, management does not anticipate the payment of dividends to holders of Common Stock in the foreseeable future.


              CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

Federal Income Tax Consequences

   The following discussion sets forth the principal United States federal income tax consequences associated with the receipt, ownership, and exercise of Subscription Rights.

   For United States federal income tax purposes, receipt of the Subscription Rights pursuant to the Subscription Offering should be treated as a nontaxable dividend distribution. A Shareholder will have a zero basis in the Subscription Rights received in the Subscription Offering, unless: (i) either the Shareholder elects under Section 307 of the Internal Revenue Code of 1986, as amended, to allocate a portion of his basis in his existing shares of Common Stock to the Subscription Rights (based on their relative fair market values on the date of distribution) or the fair market value of the Subscription Rights at the time of the distribution equals or exceeds 15% of the fair market value of the Common Stock at that time, in which case the allocation of basis (based upon relative fair market values) is required; and (ii) the Shareholder sells or exercises such Subscription Rights.

   Upon exercise of a Subscription Right, a Shareholder will not recognize gain or loss. The basis of each share of Common Stock acquired upon exercise of a Subscription Right will equal the sum of the Subscription Price and the basis, if any, in the Subscription Rights exercised. The holding period for such Common Stock will begin on the date the Subscription Rights are exercised.

   No loss will be recognized by a Shareholder who receives
Subscription Rights in the Subscription Offering and allows those Subscription Rights to lapse.

   Gain or loss will be recognized by a Shareholder who sells or exchanges a Basic Subscription Right received in the Subscription Offering. Such gain or loss will be measured by the difference between the selling price and the basis, if any, of the Basic Subscription Right. It will be a capital gain or loss if the Basic Subscription Right is a capital asset in the hands of the Shareholder. The holding period of the Basic Subscription Rights in such circumstances will include the period for which the Common Stock with respect to which the Basic Subscription Rights were distributed has been held.

   THE ACTUAL TAX CONSEQUENCES TO SHAREHOLDERS MAY VARY DEPENDING UPON THEIR OWN PARTICULAR CIRCUMSTANCES. ACCORDINGLY, SHAREHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISERS WITH RESPECT TO THE FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF THE DISTRIBUTION AND EXERCISE OF THE SUBSCRIPTION RIGHTS.


                     DESCRIPTION OF CAPITAL STOCK

   The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, no par value. As of [day before the effective date], there were issued and outstanding 2,048,485 shares of Common Stock. The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the General Corporation Law of the State of California and the Company's Restated Articles of Incorporation.

Common Stock

   Holders of Common Stock are entitled to: (i) receive ratably such dividends, if any, as the Board of Directors may in its discretion declare out of legally available funds; (ii) cast one vote for each share held of record on all matters submitted to a vote of shareholders; and (iii) receive ratably, in the event of liquidation, dissolution, or winding up of the Company, all assets remaining available for distribution to shareholders after payment of creditors. See "SPECIAL CONSIDERATIONS - Dividend Limitations."

   All of the issued and outstanding shares of Common Stock are fully paid and nonassessable and the shares of Common Stock offered hereby will be fully paid and nonassessable upon their due issuance, delivery, and the receipt of payment therefor. The Articles of Incorporation do not provide for any conversion rights, sinking fund provisions, redemption provisions, or restrictions on alienability with respect to the Common Stock.

   The Transfer Agent and Registrar for the Common Stock of the Company is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.


                         PLAN OF DISTRIBUTION

   The Common Stock offered hereby is being offered by the Company directly to Shareholders on the Record Date. The Company has not employed any brokers, dealers, or underwriters in connection with the Subscription Offering, and no underwriting commissions, fees, or discounts will be paid in connection with the Subscription Offering. Certain regular employees in the Exchange Department of the Subscription Agent may solicit responses from Holders to the Subscription Offering, but such employees will not receive any commission or compensation for such services other than their normal employment compensation. No directors or employees of the Company or the Subscription Agent will solicit sales of the Common Stock or the Subscription Rights.

   Shareholders or Rights Holders who desire to purchase shares of Common Stock in the Subscription Offering are urged to complete, date, and sign the Subscription Warrant accompanying this Prospectus and return it to the Subscription Agent on or before the Expiration Date of the Subscription Offering, together with payment in full of the aggregate Subscription Price.

Any questions concerning the procedure for subscribing for the purchase of shares of Common Stock should be directed to the Subscription Agent or the Information Agent.


                               EXPERTS

   The consolidated balance sheets as of December 31, 1994 and 1993 and the consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report, which includes an explanatory paragraph related to the outcome of litigation, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.


                               OPINIONS

   Arnold & Porter, Los Angeles, California, special counsel to the Company, has rendered an opinion to the effect that the Common Stock offered hereby will upon sale be legally issued, fully paid, and nonassessable, and the Basic Subscription Rights offered hereby will upon distribution be legal, valid, and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to certain exceptions.

   Subscription Warrants should be sent or delivered by each Rights Holder or its broker, dealer, commercial bank, or trust company to the Subscription Agent at the address set forth below:

       The Subscription Agent for the Subscription Offering is:

               AMERICAN STOCK TRANSFER & TRUST COMPANY

                       American Stock Transfer & Trust Company
                       6201 15th Avenue, Floor 3L
                       Brooklyn, New York  11219
                       Attn:  Cynthia Trotman

     Facsimile No.:                       For Information:

     (718) 234-5001                       (718) 921-8200
                                          (Call Collect)

     Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Prospectus and the related Letters of Transmittal and Instructions Booklet may be directed to the Information Agent. Rights Holders may also contact their brokers, dealers, commercial banks, or trust companies for assistance concerning the Subscription Offering.


       The Information Agent for the Subscription Offering is:

                    WESTERN FINANCIAL CORPORATION

     600 "B" Street, Suite 1904            Banks and Brokers call
     San Diego, California  92101          ______________________
     Attn: Howard B. Levenson

                       Toll Free 1-800-________

                                                               APPENDIX






                     [HOEFER & ARNETT LETTERHEAD]



December 14, 1994

Board of Directors
SDNB Financial Corp.
1420 Kittner Blvd.
San Diego, CA 92101

Dear Members of the Board:

You have requested our opinion as to the fairness to the shareholders of SDNB Financial Corp. ("SDNB" or the "Company") from a financial point of view, of the terms and conditions of the proposed private placement and rights offering (collectively, the "Offering") of common stock by the Company as stated in the Proxy Statement (the "Proxy Statement"), attached hereto as Exhibit A and incorporated herein by this reference.

Qualifications of the Appraiser

Hoefer & Arnett, Incorporated ("H&A") conducts business in investment banking and securities brokerage specific to independent financial institutions. The analysis of securities and of mergers, acquisitions, tender offers and other corporate transactions for the purpose of (i) providing transactional advice and assistance, (ii) investment research, (iii) capital financing activities, and (iv) rendering opinions concerning fairness, is a normal part of this business. H&A currently conducts dealer markets in the shares of more than 100 independent California financial institutions, but not SDNB. In addition, the principals of H&A have substantially broader experience in investment and commercial banking, some of which may be deemed applicable to this evaluation and opinion.

Procedure.

In connection with our opinion, we have, among other things: (i) reviewed the Proxy Statement (Exhibit A) including the terms and conditions of the Offering; (ii) reviewed certain publicly available financial and other data with respect to SDNB, including the financial statements for recent years and interim periods to date and certain other relevant financial and operating data relating to the Company made available to us from published sources and from the internal records of the Company including the 10-Q for the most recent quarter ended September 30, 1994 and asset quality migration analysis dated September 30, 1994; (iii) compared the Company from a financial point of view with certain other companies in the financial services industry which we deemed relevant; (iv) considered the financial terms and conditions, to the extent publicly available, of selected common stock offerings of financial institutions, which we deemed to be comparable, in whole or in part, to the Offering and the Company; (v) reviewed and discussed with representatives of the management of the Company certain information of a business and financial nature regarding the Company, furnished to us by them, including the related assumptions of the
Company: (vi) discussed the Proxy Statement with the Company's counsel and (vii) erformed such other analyses and examinations as we have deemed appropriate. Hoefer & Arnett also conducted its own assessment of general economic, market and financial conditions.

In connection with our review, we have not independently verified any of the foregoing information, have relied on all such information and assumed that all such information is complete and accurate in all material respects. We have also assumed that there has been no material change in the Company's assets, financial condition, results of operations, business or prospects since the date of the last Financial statements made available to us. We have relied on advice of counsel to the Company as to all legal matters with respect to the Company and the offering document. In addition, we have not made an independent evaluation, appraisal or physical inspection of the assets or individual properties of the Company. Further, our opinion is based on economic, monetary and market conditions existing as of the date hereof.

Based upon the foregoing, and reliance thereon, it is our opinion that, as of the date hereof, the consideration to be received pursuant to the Offering and the terms and conditions that exist as of the date hereof, taken as a whole, are fair from a financial point of view to the shareholders of SDNB Financial Corp. Our opinion should not be construed in any way as a valuation of the Company nor as a recommendation to participate in the Offering. Further any material changes in the terms and conditions of the proposed Offering prior to closing would render this opinion invalid.

We hereby consent to the inclusion of this opinion as an exhibit to the Proxy Statement and to the reference to our firm under the caption "PROPOSAL REGARDING STOCK ISSUANCES AND OTHER CAPITAL TRANSACTIONS".

Very truly yours,

/S/ HOEFER & ARNETT, INCORPORATED
HOEFER & ARNETT, INCORPORATED

No person has been authorized to
give any information or to make
any representation not contained
in this Prospectus and, if given
or made, such information or
representation must not be
relied upon as having been
authorized by the Company.  This
Prospectus does not constitute
an offer to sell or a
solicitation of an offer to buy
any of the securities offered
hereby in any jurisdiction to                 SDNB FINANCIAL CORP.
any person to whom it is
unlawful to make such offer in
such jurisdiction.  Neither the                  769,582 Shares
delivery of this Prospectus nor
any sale made hereunder shall,
under any circumstances, create
an implication that the
information herein is correct as
of any time subsequent to the
date hereof or that there has                     Common Stock
been no change in the affairs of                 (no par value)
the Company since such date.
                                               __________________

                                                   PROSPECTUS
                                               __________________


       TABLE OF CONTENTS



Page

Available Information                  2

Incorporation of Certain Documents
 by Reference                          2

Prospectus Summary                     3

Special Considerations                 6

The Subscription Offering              9

The Company                           15

Use of Proceeds                       15

Capitalization                        16

Market Price and Dividends on
 the Common Stock                     17

Certain Federal Income
 Tax Considerations                   17

Description of Capital Stock          18

Plan of Distribution                  18

Experts                               19

Opinions                              19

Appendix -- Opinion of Hoefer &
            Arnett, Incorporated.

                                                __________________, 1995

PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution

  Securities and Exchange Commission registration
    fee                                                      $1,151.72
  Fees and expenses of Subscription Agent,
   Transfer Agent, and Registrar                             10,000.00
  Printing and engraving expenses                             5,000.00*
  Legal fees and expenses                                  $175,000.00*
  Accounting fees and expenses                               10,000.00*
  Blue Sky fees and expenses                                 $8,000.00*
  Fees and expenses of Company's Financial
   Advisor                                                  $35,000.00
  Fees and expenses of the Information
   Agent                                                   $  6,000.00
  NASDAQ/NMS Listing Fees                                   $17,500.00*
  Miscellaneous expenses                                    $82,348.28*

       Total                                               $350,000.00*

________________
* Estimated

Item 15.  Indemnification of Directors and Officers

   The Company has adopted provisions in its Restated Articles of Incorporation which provide for indemnification of its officers and directors in excess of the indemnification expressly permitted by
Section 317 of the California General Corporation Law, as amended (the "Code"), subject to applicable limits in the Code with respect to breach of duty to the Company and its shareholders. As authorized by the Code, the Restated Articles of Incorporation limit the liability of directors to the Company for monetary damages. The effect of this provision is to eliminate the rights of the Company and its shareholders (through shareholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent behavior) except in certain limited situations. This provision does not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.
These provisions will not alter the liability of directors under federal securities laws. In addition, the Company has entered into Indemnification Agreements with each director and executive officer which provide that the Company shall indemnify such directors and executive officers to the fullest extent authorized by the Code. The Company and its directors and officers are also insured up to $3 million for liability arising from claims against the Company's directors and officers in their capacities as such.

Item 16.  Exhibits

3(a) Restated Articles of Incorporation, as amended (incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1988, SEC File No. 0-11117).

3(b) Bylaws (incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1988, SEC File No. 0-11117).

4 Common Stock Specimen Certificate (incorporated by reference from the Company's Registration Statement on Form S-14, filed April 27, 1982, SEC File No. 2-77187).

5      Opinion of Arnold & Porter, dated March __, 1995.*

23(a)  Consent of Coopers & Lybrand L.L.P., dated March 28, 1995.

23(b)  Consent of Arnold & Porter (included as part of Exhibit 5).*

23(c)  Consent of Hoefer & Arnett, Incorporated, dated March 8, 1995.

99(a) Form of Subscription Agent Agreement between the Company and American Stock Transfer & Trust Company.

99(b)  Form of Subscription Warrant.

99(c) Form of Letter to Securities Dealers, Commercial Banks, Trust Companies, and Other Nominees.

99(d) Form of Transmittal Letter to Holders of Common Stock whose addresses are within the continental United States or Canada and who do not have A.P.O. or F.P.O. addresses.

99(e)  Instructions Booklet.

99(f) Form of Letter of Transmittal to Holders of Common Stock whose addresses are outside the continental United States and Canada or who have A.P.O. and F.P.O addresses.

99(g) Opinion of Hoefer & Arnett, Incorporated (included as a part of the Prospectus filed herewith).

*  To be filed by amendment.


Item 17.  Undertakings

   The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act") each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California, on March 31, 1995.
                                             SDNB Financial Corp.


                                             By   /s/Murray L.Galinson
                                                  Murray L. Galinson
                                                  President and Chief
                                                  Executive Officer

                          POWERS OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and/or officers of the Company hereby constitute and appoint Murray L. Galinson and Howard W. Brotman and each of them (with full power of each of them to act alone), their true and lawful attorney-in-fact and agent for them and on their behalf and in their name, place, and stead, in any and all capacities, including on behalf of the Company, to sign, execute, and file with the Securities and Exchange Commission (or any other governmental or regulatory authority) any amendments to this Registration Statement (including post-effective amendments) with all exhibits and any and all documents required to be filed with respect thereto, relating to the registration of Basic Subscription Rights (as defined in the Registration Statement) and shares of the Company's common stock under the Securities Act of 1933, as amended, in connection with the Subscription Offering (as defined in the Registration Statement), granting unto said attorneys-in-fact and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully to all intents and purposes as they themselves might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     Signatures                     Title                     Date


                         Chairman of the Board and
_____________________    Director                         March __, 1995
CHARLES I. FEURZEIG


                         President, Chief Executive
/s/Murray L. Galinson    Officer, and Director            March 31, 1995
MURRAY L. GALINSON


_____________________    Director                         March __, 1995
MARGARET COSTANZA


/s/Karla J. Hertzog      Director                         March 31, 1995
KARLA J. HERTZOG


/s/Robert B. Horsman     Director                         March 31, 1995
ROBERT B. HORSMAN


/s/Mark P. Mandell       Director                         March 31, 1995
MARK P. MANDELL


/s/Patricia L. Roscoe    Director                         March 31, 1995
PATRICIA L. ROSCOE


/s/Julius H. Zolezzi     Director                         March 31, 1995
JULIUS H. ZOLEZZI


                         Senior Vice President,
                         Secretary, and Chief
/s/Howard W. Brotman     Financial Officer                March 31, 1995
HOWARD W. BROTMAN

                        INDEX OF EXHIBITS

3(a) Restated Articles of Incorporation, as amended (incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1988, SEC File No. 0-11117).

3(b) Bylaws (incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1988, SEC File No. 0-11117).

4 Common Stock Specimen Certificate (incorporated by reference from the Company's Registration Statement on Form S-14, filed
       April 27, 1982, SEC File No. 0-11117).

5      Opinion of Arnold & Porter, dated March __, 1995.*

23(a)  Consent of Coopers & Lybrand L.L.P., dated March 28, 1995.

23(b)  Consent of Arnold & Porter (included as part of Exhibit 5).*

23(c)  Consent of Hoefer & Arnett, Incorporated, dated March 8, 1995.

99(a) Form of Subscription Agent Agreement between the Company and American Stock Transfer & Trust Company.

99(b)  Form of Subscription Warrant.

99(c) Form of Letter to Securities Dealers, Commercial Banks, Trust Companies, and Other Nominees.

99(d) Form of Transmittal Letter to Holders of Common Stock whose addresses are within the continental United States or Canada and who do not have A.P.O. or F.P.O. addresses.

99(e)  Instructions Booklet.

99(f) Form of Letter of Transmittal to Holders of Common Stock whose addresses are outside the continental United States and Canada or who have A.P.O. and F.P.O addresses.

99(g) Opinion of Hoefer & Arnett, Incorporated (included as a part of the Prospectus filed herewith).

*  To be filed by amendment.